UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Spirit Airlines, Inc.

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JetBlue Airways Corporation

Sundown Acquisition Corp.

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Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: May 26, 2022

On or about May 26, 2022, JetBlue Airways Corporation (“JetBlue”) mailed the following letter to stockholders of Spirit Airlines, Inc. (“Spirit”) to accompany JetBlue’s proxy statement in connection with the special meeting of Spirit stockholders to be held on June 10, 2022, subject to any adjournment or postponement thereof.

May 26, 2022

Dear Spirit Shareholder,

We would like to use this opportunity to review our proposal to acquire Spirit Airlines (“Spirit”) and encourage you to act in your best interest by opposing Spirit’s proposed transaction with Frontier. As you know, you have an important choice to make about your investment in Spirit, and we wanted to make sure you had all of the facts directly from us.

On May 16, JetBlue launched a cash tender offer for all of the outstanding Spirit shares at $30 per share and today we commenced the mailing of our “Vote No” proxy statement for the upcoming Spirit special meeting on June 10 on the Frontier transaction. JetBlue has been willing to acquire Spirit on a negotiated basis for $33 per share since March, but the Spirit Board of Directors (the “Spirit Board”) has not engaged with us in good faith, mostly on baseless antitrust grounds, due to its inherent conflict of interest with Bill Franke’s Indigo, the controlling shareholder of Frontier.

Help us pay you a significant, all cash premium for your shares!

We urge you to vote against the Frontier transaction at the upcoming Spirit special meeting on June 10. If the majority of Spirit shareholders vote in favor of the Frontier transaction, there is no way forward for JetBlue to succeed with our superior offer to you. So, it is critical for Spirit shareholders to vote against this deal and preserve the ability for the JetBlue proposal to proceed.

Let us share with you why it is in your best interest to vote against the Frontier transaction. Simply, as an investor, you benefit from greater value. The easiest way to think about it is as follows:

•

In the Frontier transaction, Spirit shareholders would receive 1.9126 Frontier shares and $2.13 in cash per Spirit share. Frontier offers no reverse break-up fee and no divestiture commitment, despite a similar regulatory profile to our transaction.

•

At the time the Frontier transaction was announced, Frontier’s offer value represented a 9.7%[1] premium to Spirit shareholders, or a premium of approximately $2.11 per share versus standalone stock prices.

•	Our offer includes a meaningful divestiture commitment and reverse break-up fee of $1.83 per share[2] in the event our transaction does not close for antitrust reasons.

In the scenario where our deal does not close for antitrust reasons, our reverse break-up fee would essentially match the entire premium offered by Frontier. On the other hand, if our proposed transaction is consummated, Spirit shareholders would receive $30 per share in cash (or $33 per share in a consensual transaction), which is at least 50% more than the current value of the Frontier bid! In other words, Spirit shareholders are risking less than $0.30 ($2.11 “premium” in a closed Frontier bid less $1.83 of break fee in a failed JetBlue bid) versus the expectation of $11-$14 of upside.3

The only way a Spirit shareholder should support the Frontier transaction is if you believe there is a 100% probability the Frontier deal closes, and a 0% chance the JetBlue deal does. Frontier and the conflicted Spirit Board would like you to believe that is the case, but we know that neither is true.

[1]

Economic premium of Frontier transaction based on pro forma equity value of Spirit / Frontier and $2.13 cash consideration per share, versus the Spirit unaffected price of $21.73 on February 4, 2022; total premium dollar value of $2.11.

[2]	Based on Spirit’s 109.5 million shares outstanding as of March 31, 2022.
[3]	Refers to spread between JetBlue’s $30 tender offer price (or $33 negotiated basis price) and the implied offer of the Frontier transaction as of May 25, 2022.

The Spirit Board is Conflicted.

Why is the Spirt Board so intransigent and biased in comparing the two proposals? The Spirit Board is conflicted and prioritizing its own self-interest and personal relationships with Frontier, its Chairman of the Board and controlling shareholder over Spirit shareholders’ interests.

•

Multiple Spirit directors have significant ties to Frontier’s Chairman of the Board Bill Franke, who appointed three directors who voted for the Frontier-Spirit transaction to the Spirit Board while he was Chairman of the Spirit Board and while Indigo Partners was a large shareholder of Spirit.

•

Among them is McIntyre Gardner, current Chairman of Spirit, who replaced Mr. Franke in that position; Mr. Franke and Mr. Gardner led the negotiations between the two companies despite their obvious conflicts of interest, and Mr. Gardner unsurprisingly did not even return JetBlue Chairman Peter Boneparth’s call.

•	5 of the 8 Spirit directors will continue as Board members of the Frontier / Spirit combined company if the Frontier transaction is consummated.

By supporting Frontier’s inferior transaction, the conflicted Spirit Board prioritized Bill Franke’s Indigo, which owns ~80% of Frontier, over Spirit shareholders.

•	Failed to consider any alternative buyers in 8 months of exclusive negotiations with Frontier (which followed several years of intermittent talks).

•

Failed to engage in good faith with JetBlue even after having publicly announced that our proposal could lead to a “Superior Proposal” – either rushing to quick decisions (turning down a substantially enhanced offer over a single weekend with zero communication) or stonewalling (waiting more than 7 days before responding to JetBlue’s initial offer and only after our offer was publicly disclosed).

•

Frontier transaction has no divestiture commitment and no reverse break-up fee should the Frontier transaction not close for antitrust reasons. That means that Frontier can walk away at no cost should divestitures be required. JetBlue has put its money where its mouth is. We’ve locked in committed financing. We’ve agreed to sell all Spirit assets in the Northeast Alliance airports and five gates at Fort Lauderdale. We’ve agreed to take any other actions to close the deal that may be required so long as they don’t constitute a material adverse effect on Spirit, with a limited carve-out for certain actions that would negatively impact the Northeast Alliance. Finally, we’ve committed to pay a $200mm reverse break-up fee if our deal doesn’t close. By supporting Frontier’s inferior transaction, the conflicted Spirit Board prioritized Bill Franke’s Indigo which owns ~80% of Frontier, over Spirit shareholders.

What do we know about the probabilities of the two potential transactions closing?

We know from trading patterns that the market believes both deals have greater than 50% odds of closing after the full antitrust process runs its course, and additionally that neither deal is 100% certain. Both deals have risks. Only one deal, ours, has an $11 per share or greater reward.

•

Spirit’s stock traded at a notable discount to the implied value of the Frontier transaction after the deal was announced. Investors can use that discount to infer the probability the market assigns to the Frontier deal closing on the terms agreed. The probability implied in the discount reflected in the Spirit stock price versus the value of the Frontier bid before our proposal was made public (between February 7 and April 4), and similarly after our proposal was rejected (between May 2 and 13), was just over 50%.[4] Simply put, Spirit traded below the value of the Frontier offer to reflect the risk the deal wouldn’t close. The observable implied odds were over 50%, but obviously below 100%.

[4]	Calculated using the average Spirit trading price between February 7, 2022 and April 4, 2022, Spirit’s hypothetical undisturbed share price, and average Frontier implied offer over the same period.

•

The same embedded probability, implied in the spread between the Spirit stock price and the value of the JetBlue offer, between April 5 and April 29, after our proposal was made public and before it was rejected by the conflicted Spirit Board, was also in excess of 50%.[5]

So it is not surprising that numerous independent industry observers disagree with the conflicted Spirit Board and believe the probability of completion of the two deals is very similar.

“We believe the proposed [JetBlue] transaction has merit and would pass muster with regulators. We are of the view that JetBlue’s proposed acquisition of Spirit would not be blocked by regulators given the modest route overlap between both airlines.”

–Deutsche Bank

“We see a path for either the JetBlue-Spirit or Frontier-Spirit merger to be cleared. Most notably, we believe there is a misconception on the level of overlap and see little variance in competitive implications outside of Fort Lauderdale airport (FLL)...”

–Raymond James

“…the [Frontier] deal threatens excessive competition on several dozen city pairs…moreover, a deal eliminates competition between the two largest ULCCs…”

–National Law Review

“If I were a Spirit shareholder, I would be irate with the airline’s board for not more seriously entertaining an acquisition offer from JetBlue…a deal between Spirit and JetBlue might be somewhat more difficult to get past regulators than a merger with Frontier, but not 50% harder.”

–United Airlines CEO, Scott Kirby

Frankly, it is common sense: in contrast to what the conflicted Spirit Board wants you to believe, the two transactions have similar regulatory risk. Both transactions would create the #5 player with very similar market share, well behind the 4 airlines controlling 80% of the market. A combined JetBlue and Spirit would have an 8% market share based on full year 2021 seats compared to 7% for a combined Frontier and Spirit.6

Ask yourself: are you aware of a deal creating a number 5 player behind four behemoths blocked on antitrust grounds? No? Neither are we. The Sprint / T-Mobile merger, for instance, was combining #3 + #4 in a basically 4-player market, and that, with divestitures, was approved by the courts.

Moreover, JetBlue’s presence on routes triggers fare decreases from legacy airlines that are more significant than those resulting from ultra-low-cost carriers; this phenomenon has been described as the “JetBlue Effect.” Coined by an MIT study, the JetBlue Effect has been acknowledged by the Department of Justice (DOJ) as recently as 2021 when it said, “JetBlue’s reputation for lowering fares is so well known in the airline industry that it has earned a name: the ‘JetBlue Effect.’ JetBlue’s record in Boston and New York illustrates why.”

Spirit and Frontier’s focus on the Northeast Alliance is a red herring; whether we win or lose the litigation in court later this year, the outcome is irrelevant to the Spirit transaction.

The conflicted Spirit Board has mostly pointed to the Northeast Alliance (commonly referred to as the NEA) and the related litigation as the key obstacle to JetBlue’s transaction obtaining regulatory approval. The NEA is a partnership with American Airlines that fosters growth in the Northeast, one of the most supply constrained

[5]

Calculated using the average Spirit trading price between April 5, 2022 and April 29, 2022, Spirit’s hypothetical undisturbed share price adjusted for JetBlue reverse break-up fee of $1.83 per share, and value of JetBlue original $33 per share offer, assuming a 2024 close.

[6]	Based on 2021 nonstop US passenger seats (ending December 2021).

regions in the US, and increases competition with the dominant carriers in the region – Delta and United. It has already started delivering benefits to consumers.

We have proactively offered the DOJ a remedy package that includes a commitment to divest all Spirit assets located in the area covered by the Northeast Alliance (New York and Boston). Given those divestitures, our acquisition of Spirit will definitively not increase our presence in these airports.

Additionally, the Northeast Alliance litigation will go to trial this September, and we believe the outcome of that trial will not impact the outcome of the regulatory process for the acquisition of Spirit, which will likely extend beyond the Northeast Alliance trial and decision. If the court allows the DOJ to block the Northeast Alliance, by definition the alliance will not be an obstacle to the acquisition of Spirit, because the alliance will be gone. If we are successful in defending our case, as we think we will be, it will be a testament that the alliance is procompetitive, also disproving Spirit’s claim. In either case, the Northeast Alliance litigation does not impact JetBlue’s ability to acquire Spirit.

In summary, we have high conviction in our proposal achieving regulatory approval, thanks to our divestiture commitment, to the proven track record of JetBlue’s presence in a market delivering decreases in legacy fares (the so-called “JetBlue Effect”), and the ease of other ultra-low cost carriers expanding and repositioning.

JetBlue Offers Better Trading Value in the Short Term.

As referenced above, if both transactions have a 0% chance to closing, given our commitment to pay a regulatory reverse break-up fee, you are $1.83 better off with JetBlue; if both transactions close, the JetBlue transaction leaves Spirit shareholders $11-$14 better off.7

However, as you will likely receive the merger consideration more than a year from now, Spirit stock’s short-term trading should also be a critical factor to your decision making. The Spirit stock price will be determined by how you vote at the Spirit special meeting on June 10. Spirit’s stock price will go up if you reject the Frontier transaction – this is a fact based on the observable patterns since the announcement of the Frontier transaction in February, not just our opinion.

•	Between February 7 and April 4, the Spirit stock traded at an average 8.5%[8] discount to the implied value of the Frontier transaction.

•	Applying that spread to the current value of the Frontier transaction, we expect Spirit to trade at around $18 if the Frontier transaction is approved.

•	On the other hand, between April 5 and April 29, when JetBlue’s original proposal was outstanding, Spirit stock traded on average at $25.48 per share.[9]

If you reject the Frontier transaction, we expect the Spirit share price to revert to that relationship and to trade to at least at ~$23 per share, with upside to $25+ if the Spirit Board negotiates with JetBlue, at least a 36% premium to Spirit’s last closing share price prior to the announcement of JetBlue’s tender offer.10 That is regardless of your

[7]	Refers to spread between JetBlue’s $30 tender offer price (or $33 negotiated basis price) and the implied offer of the Frontier transaction as of May 25, 2022.
[8]	Represents difference between implied Frontier offer and Spirit’s stock price over the period.
[9]	Calculated using the spread between JetBlue’s proposal value and the average Spirit trading price over the period.
[10]	Represents premium over Spirit’s $16.98 closing share price on May 13, 2022.

opinion about the transaction being ultimately consummated. Frankly, if you don’t believe we will close, you are still better off to vote against Frontier’s deal and simply sell in the market at a higher price!

	Transaction Does Not Close	Transaction Closes	Short Term Trading Depending on Meeting Outcome
Frontier Transaction	~$16[11]	~$19[12]	~$18[13]
JetBlue Transaction	~$17 (including RBF of 1.83/share)	$30-$33	~$23-$25[14]

The fact that rejecting the Frontier transaction will have a positive impact on Spirit’s stock price, regardless of whether you believe either transaction is ultimately consummated, is also supported by the evidence that every constructive piece of news around the JetBlue proposal has sent Spirit’s stock soaring:

•	On April 5, when our initial proposal leaked in late afternoon, Spirit’s stock price increased ~28% by the close of trading that day.

•

On May 16, when we disclosed our “vote no” proxy campaign and tender offer, Spirit’s stock price increased ~10%+. On the same day, after Spirit issued a press release announcing their Board would review our offer, the stock rose a further ~2% into the close.

On the other hand, every attempt by the conflicted Spirit Board to block our transaction has hurt the Spirit stock:

•	On May 2, when the conflicted Spirit Board rejected our proposal, the Spirit stock declined 9.4% that day.

•	Between May 3 and May 13, while there was no news flow around our proposal, the Spirit stock declined a further 20%+, underperforming other airlines by 10%.[15]

Simply, a vote against the Frontier transaction is a vote for a higher Spirit share price. You should protect your investment and act accordingly.

What we are asking of you?

We urge you to:

1)	Vote against the Frontier transaction at the Spirit special meeting on June 10.

2)

Tender your shares into JetBlue’s tender offer to make it obvious to the conflicted Spirit Board that you want them to engage with us. The path from $30 to $33 depends on you making it clear to the conflicted Spirit Board to listen to their shareholders. We would like to achieve a consensual transaction as that is the best way to deliver the most value to Spirit shareholders.

[11]

Estimated as Spirit’s hypothetical unaffected share price, by applying Frontier’s share price performance between February 4, 2022 and May 25, 2022 to Spirit’s $21.73 closing share price on February 4, 2022.

[12]	Represents current value of the Frontier transaction of $19.19 as of May 25, 2022.
[13]	Implied value of Spirit’s share price based on 8.5% spread from Frontier’s implied offer value as of May 25, 2022.
[14]

Low end of the range estimated applying the average spread between $33 and Spirit’s closing share price between April 5, 2022 (when our proposal was made public) and April 29, 2022 (the last trading day before our proposal was rejected by the Spirit Board) to $30; high end of the range estimated with reference to Spirit’s average closing share price between April 5, 2022 and April 29, 2022.

[15]	Refers to the U.S. Global Jets index.

Additional details about JetBlue’s superior offer can be found at JetBlueOffersMore.com, including a detailed presentation on our offer (https://jetblueoffersmore.com/wp-content/uploads/2022/05/JetBlues -30-all-cash-proposal- offers-MORE.pdf).

Sincerely,

Peter Boneparth

Chair

Robin Hayes

Chief Executive Officer

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, INNISFREE M&A INCORPORATED TOLL-FREE, at 877-750-0537.

Forward Looking Statements

Statements in this letter contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this letter, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this letter might not occur. Our forward-looking statements speak only as of the date of this letter or as of the dates so indicated. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This letter is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (the “Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022 to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 10, 2022. JetBlue intends to file other relevant materials with the SEC. This letter is not a substitute for the Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by JetBlue at the SEC’s website at https://www.sec.gov or by contacting our proxy solicitor, Innisfree M&A Incorporated, at (877) 750-0537 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Proxy Statement.